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                                                                       EXHIBIT J

                             [BURR & FORMAN LLP LETTERHEAD]
                                ATTORNEYS AND COUNSELORS

      Gene T. Price              Post Office Box 830719
Direct Dial (205) 458-5328   Birmingham, Alabama 35283-0719
 E-Mail: GPRICE@BURR.COM             (205) 251-3000
                                  (205) 458-5100 (Fax)
                                   September 17, 1999


HAND DELIVERY AND CERTIFIED MAIL
Board of Directors of Birmingham Steel Corporation
c/o Charles E. Richardson III, General Counsel
1000 Urban Center Parkway
Suite 300
Birmingham, Alabama 35242

     RE:  Renegotiation of Company Indebtedness

Gentlemen:

     As you are aware, we represent a group of shareholders (the "Group") lead by The United Company, John Correnti and James A. Todd, Jr. who are seeking, through proxy solicitations, to remove the current Board of Directors of Birmingham Steel Corporation and replace them with a slate nominated by the Group. As you are also aware, if the Group is successful in its efforts, the change in the Board of Directors will result in a change of control under the Company's $300,000,000 Revolving Credit Agreement (the "Revolving Credit Agreement") and the two Note Purchase Agreements (the "Note Purchase Agreements") pursuant to which notes in the aggregate principal amounts of $150,000,000 and $130,000,000 have been issued by the Company, respectively. A change of control under the Revolving Credit Agreement constitutes an event of default, and a change of control under the Note Purchase Agreements gives the noteholders put options with respect to the notes.

     The Group also understands that the Company is currently negotiating with the banks who are parties to the Revolving Credit Agreement and the noteholders who hold notes pursuant to the Note Purchase Agreements to renegotiate the terms of those agreements. The Group hereby requests that in connection with those negotiations, you have the Revolving Credit Agreement and Note Purchase Agreements amended to eliminate the event of default and put options, respectively, that occur upon a change of control resulting from a replacement of a majority of the board without the current board's consent. The Group believes that such a change would be in the best interest of the Company and its shareholders and would eliminate uncertainties that arise with respect to the Company's indebtedness.

                              Sincerely yours,

                              /s/ Gene T. Price
                              ---------------------------------
                              Gene T. Price

GTP/cbm
cc:  Mr. John D. Correnti
     Mr. James A. Todd, Jr.
     Mr. Wayne L. Bell


Birmingham
SouthTrust Tower
420 North Twentieth Street, Suite 3100
Birmingham, Alabama 35203
(205) 251-3000

Huntsville
Regency Center
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Huntsville, Alabama 35801
(256) 551-0010

Atlanta
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600 West Peachtree Street, Suite 1200
Atlanta, Georgia 30308
(404) 815-3000